Exhibit 10.1
LaCrosse Footwear, Inc.
2009 Annual Incentive Compensation Plan Document
Objective/Overview
The LaCrosse Footwear Inc. Incentive Compensation Plan is designed to reward performance based on the achievement of desired annual corporate results. The LaCrosse Incentive Compensation Plan seeks to drive positive performance by targeting our greatest opportunity to increase shareholder value, which we’ve identified as profitable sales growth. The financial metrics for 2009 are sales growth and profitability.
LaCrosse funds the Incentive Compensation Plan solely from Company profits. The Company must achieve at least 75% of planned/budgeted 2009 operating profit dollars in order for any Incentive Compensation payout, regardless of the achievement of any other performance metric. Our Board of Directors approves the budgeted net sales and operating profit annually.
The guidelines for the 2009 Incentive Compensation Plan are as follows:
Plan Year and Eligibility Requirements
The incentive compensation measurement plan year runs from January 1st through December 31st. All non-union LFI employees are eligible for the Incentive Compensation Plan unless the individual is on a Sales Commission Plan. No employee can be on more than one incentive compensation plan. Employees hired during the Plan year are eligible effective with their date of hire.
The employee must be actively employed by the Company on the payment date in order to receive any incentive compensation. Incentive compensation is not earned until paid. Payment date is anticipated to be by the end of the first quarter of the following year, but is at the discretion of the Company.
An employee must have a minimum individual performance rating of “3” to be eligible to receive any incentive compensation payout. An employee whose last overall performance rating is “1” or a “2” or is on written warning, will not be eligible to receive incentive compensation until such time as the associated corrective action plan has been successfully completed.
Incentive Payout Calculation
The actual incentive compensation payout, if any, is based on pro-rated annual base pay (plus overtime earnings).

An individual’s incentive target compensation is set as a percentage of annual base pay. The incentive target compensation level for each employee is commensurate with his or her duties and responsibilities within the organization. The target levels are reviewed annually and employees are notified of any changes. Changes in target incentive compensation percentage are pro-rated for the months each rate is in effect.
Communication
To assure the success of our Incentive Compensation Plan, we will inform each participant of their target compensation percentage and the specific corporate performance targets. In addition, we will provide an update of the Company’s operating results and incentive compensation targets on a quarterly basis.
Company’s Discretion
The Company has full authority to modify, change, amend or terminate this plan at its complete discretion.
FINANCIAL COMPONENT — Corporate Plan (USD)
The financial component or metric will be computed at the corporate level as follows:
50% net sales growth
50% operating profit
50% — NET SALES GROWTH
Incentive payouts will be computed according to budgeted Net Sales.

Results versus Goal	Incentive Compensation Amount
< 94% of budget net sales dollars	No incentive compensation payout on this portion

Equal to or > 94% of budget net sales dollars	I.C. based on an incremental scale.
There is no cap.
50% — OPERATING PROFIT
Incentive payouts will be computed according to Corporate Operating Profit.

Results versus Goal	Incentive Compensation Amount
< 75% of budget dollar amount	No incentive compensation payout on entire plan

Equal to or >75% of budgeted Op. Profit $	I.C. based on an incremental scale.
There is no cap.

FINANCIAL COMPONENT — European Plan (DKK)
The financial component or metric will be computed at the European level as follows:
100%      Net European sales growth
Must achieve MINIMUM Contribution Gross Margin Average of 45% or greater for the year.
Note: Contribution Gross Margin is defined as LaCrosse Footwear, Inc. Consolidated Gross Margins for LaCrosse Europe (as opposed to statutory book margins) divided by LaCrosse Europe Net Sales.
100% — NET SALES GROWTH
Incentive payouts will be computed according to budgeted Net Sales Growth.

Results versus Goal	Incentive Compensation Amount
< 75% of budget net sales dollars	No incentive compensation payout

Equal to or > 75% of budget net sales dollars	I.C. based on an incremental scale.
There is no cap.
Extraordinary Items and Board of Director Approval:
Extraordinary items will be evaluated by the Compensation Committee of the LaCrosse Board of Directors on a case-by-case basis as to the impact on incentive compensation. The definition of extraordinary items are items/events which are non-recurring and are not reflective of the on-going operation of the business as well as considered beyond management control.
All payments are subject to Compensation Committee recommendation and Board of Directors approval, after year-end financial statements have been audited.
###
End of Filing

3